Exhibit 10.2

RLI CORP.

2023 Long-Term Incentive Plan

Stock Option Agreement

(May 1, 2024 Form of Agreement)

Name of Participant:
Number of Shares of Common Stock Covered:	Date of Grant:
Exercise Price Per Share of Common Stock:	Expiration Date:
Exercise Schedule (Cumulative): Actual vesting dates and corresponding shares incorporated as follows:
Date(s) of Exercisability [Date of Grant plus one year] [Date of Grant plus two years] [Date of Grant plus three years] [Date of Grant plus four years] [Date of Grant plus five years]	Number of Shares as to Which Option Becomes Exercisable [20%] [20%] [20%] [20%] [20%]

Effective as of the “Date of Grant” specified above, RLI Corp., a Delaware corporation (the “Company”), grants to the individual named above (the “Participant”) an option representing the right to purchase shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) at the “Exercise Price Per Share of Common Stock” stated above (the “Option”).  The Option shall be subject to the terms and conditions set forth in this Stock Option Agreement (the “Agreement”) and in the RLI Corp. 2023 Long-Term Incentive Plan (the “Plan”).  In the event of any conflict between the terms of the Agreement and the Plan, the terms of the Plan shall govern.  Capitalized terms used but not defined shall have the meaning ascribed thereto in the Plan.

Background

A.The Company maintains the Plan (i) to align the interests of the Company’s stockholders and the recipients of awards under the Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining officers, other employees, Non-Employee Directors, consultants and independent contractors and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

B.Under the Plan, the Human Capital & Compensation Committee of the Board of Directors of the Company (the “Committee”) administers the Plan and has the authority to determine the awards granted under the Plan or delegate to specific persons authority to make certain awards.

C.The Committee or its delegee has determined that the Participant is eligible to receive an award under the Plan in the form of an Option.

D.The Company hereby grants the Option to the Participant under the following terms and conditions:

Terms and Conditions

1.	Grant. The Participant is granted the Option to purchase the number of shares of Common Stock specified at the beginning of this Agreement.
2.

Exercise Price.  The purchase price of each share of Common Stock subject to the Option will be the Exercise Price Per Share of Common Stock specified at the beginning of this Agreement (which price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant).

3.

Non-Qualified Stock Option.  The Option is not intended to be and is not an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, the Option does not qualify for the tax treatment specified therein.  The Option is a Nonqualified Stock Option for purposes of the Plan.

4.

Exercise Schedule.  The Option will become vested and exercisable with respect to twenty percent (20%) of the shares of Common Stock covered under the Option annually over each of the five years from the Date of Grant as specified in the exercise schedule at the beginning of this Agreement.  The exercise schedule will be cumulative; thus, to the extent the Option has not already been exercised and has not expired, terminated or been cancelled, the Participant or the person otherwise entitled to exercise the Option as to vested shares of Common Stock as provided herein may at any time, and from time to time, purchase all or any portion of the whole shares of Common Stock then purchasable under the exercise schedule.

Notwithstanding the foregoing or any other provision of this Agreement, the Participant may not exercise all or any portion of the Option (in any manner) during the Company’s quiet periods in accordance with the Company’s Insider Trading Policy in effect at such time.

The Option may also be exercised in full (notwithstanding the exercise schedule) under the circumstances described in Section 8 of this Agreement if it has not expired prior thereto.

5.

Expiration.  The Option shall expire at 5:00 p.m. Central Time on the “Expiration Date” specified at the beginning of this Agreement.  In no event may anyone exercise the Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.

6.	Procedure to Exercise Option.

(a)  Notice of Exercise.  The Company partners with Solium Capital for the management and administration of its long-term incentives program using Solium’s web-based application, Shareworks by Morgan Stanley®.  The Option may be exercised by initiating an exercise through the Company’s Shareworks by Morgan Stanley® site, https://rli.solium.com, or by delivering written notice of exercise to the Company at the principal executive office of the Company, to the attention of the Company’s Secretary or other designated Company employees or representative.  The notice shall be in writing and state the Grant Date and number of whole shares of Common Stock subject to such Option to be exercised. If the person exercising the Option is not the Participant, he/she also must submit appropriate proof that is satisfactory to the Committee in its sole discretion of his/her right to exercise the Option.

(b)  Tender of Payment.  Upon giving notice of any exercise hereunder, the Participant shall provide for payment of the purchase price of the shares of Common Stock being purchased through one or a combination of the following methods:

(i)Purchase.  Cash (including check paid to the Company, wire transfer, bank draft, or money order);

(ii)Broker-Assisted Cashless Exercise.  By directing, via an irrevocable notice of exercise, a stockbroker designated by the Company through Shareworks by Morgan Stanley to effect a broker assisted cashless exercise to sell shares of Common Stock issued on exercise of the Option and remitting the proceeds of such sale to the Company to pay the exercise price and taxes, and remitting the net cash and/or shares to the Participant; or

(iii)  Net Exercise.  By instructing the Company to withhold whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, less than or equal to the purchase price of the Shares acquired upon exercise and any applicable withholding taxes in accordance with Section 6(d) of this Agreement; provided that this method of exercise may only be used to deliver net shares to the Participant and no cash compensation may be provided, other than cash in lieu of a fractional share.

Notwithstanding the foregoing, the Participant shall not be permitted to pay any portion of the purchase price with Shares, though a broker-assisted cashless exercise or through net exercise, if the Committee, in its sole discretion, determines that payment in such manner could have adverse tax or financial accounting consequences for the Company.

(c)  Company’s Option to Cash-Out.  Upon receipt of notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Common Stock for which an Option is being exercised by paying Participant an amount, in cash or shares of Common Stock, equal to the excess of the Fair Market Value of the shares of Common Stock over the aggregate purchase price for the shares of Common Stock for which the Option is being exercised on the effective date of such cash-out.

(d)  Withholding Taxes.  Participant is responsible for payment of any federal, state, local or other taxes which must be withheld or paid in connection with the Option, and Participant must promptly pay to the Company any such taxes.  The Participant hereby authorizes the Company and any Subsidiary to deduct from any payment owed to Participant any taxes required to be withheld or paid in connection with the Option, including social security and Medicare (FICA) taxes and federal, state and local taxes.  The Company shall have the right to require that the Participant satisfy such obligations by making a cash payment to the Company.  In lieu of all or any part of such a cash payment, the Participant may elect to authorize the Company to withhold whole shares of Common Stock which would otherwise be issuable upon the settlement of the Option equal to the amount necessary to satisfy any such tax obligations.  Shares of Common Stock to be withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the Participant’s applicable jurisdiction; provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, in the judgment of the Committee, to avoid adverse accounting consequences or for administrative convenience.  Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be withheld.

(d)  Delivery of Certificates.  As soon as practicable after the Company receives the notice and purchase price in full and payment for applicable taxes as provided above, it shall deliver to the person exercising the Option, in the name of such person, a certificate or certificates representing the shares of Common Stock being purchased; provided, however, that the Company may deliver the shares of Common Stock electronically in book-entry form.  The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the shares of Common Stock and all fees and expenses incurred by it in connection therewith.  All shares of Common Stock so issued shall be fully paid and nonassessable.  Notwithstanding anything to the contrary in this Agreement, no certificate for shares of Common Stock distributable under the Plan shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the federal Securities Act of 1933 and the Securities Exchange Act of 1934, and related regulations, and the Company may further require that any such certificates bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

7.

Termination of Employment.  The Option may be exercised at any time prior to the Expiration Date only while the Participant remains employed with the Company or a parent or subsidiary thereof, and only if the Participant has been continuously so employed since the date the Option was granted; provided that:

(a)Except as otherwise provided below, the Option may be exercised for three months after termination of the Participant’s employment, but only to the extent that it was exercisable immediately prior to termination of employment; provided that if the Participant dies within such three-month period, the Option may be exercised until the first anniversary of the Participant’s termination of employment;

(b)The Option may be exercised for one year after termination of the Participant’s employment if such termination is because of death of the Participant;

(c)The Option may be exercised for three years after the date of Participant’s termination of employment if such termination of employment is because of the Participant’s Disability;

(d)The Option may be exercised for three years after termination of the Participant’s employment if such termination is because of the Participant’s Retirement; and

(e)The Option may be exercised at any time prior to the expiration of the Option pursuant to Section 5 of this Agreement if such termination is because of the Participant’s Qualifying Termination (pursuant to Section 18(a) of the Agreement).

Notwithstanding the above, in no event will any Option be exercisable at any time after the Expiration Date.  When an Option is no longer exercisable, it shall be deemed to have lapsed or terminated.  The Company has no duty to inform Participant of the imminent expiration of the Option.  The Option will expire as provided in this Section 7 and the term of the Option will not be extended, even if the Option expires during a period when the Option is unexercisable (i.e., during a “quiet period” or on a date on which the NYSE is closed for trading).

Termination for Cause. Notwithstanding the foregoing, the Option shall terminate immediately if Participant is notified that Participant’s employment is being terminated or has been terminated for Cause. Participant's termination shall be deemed to have been for Cause if, before or after such termination, facts and circumstances are discovered that would have justified a termination for Cause.

8.

Acceleration of Vesting.  In the event of the death, Disability, Retirement or Qualifying Termination of the Participant, any portion of the Option that has not expired or otherwise been terminated and was not previously exercisable shall become immediately exercisable in full if the Participant shall have been continuously employed by the Company or a parent or subsidiary thereof between the date the Option was granted and the date of such Disability, Retirement or Qualifying Termination.

9.

Limitation on Transfer.  During the lifetime of the Participant, only the Participant or his/her guardian or legal representative may exercise the Option.  The Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process otherwise than by will, the laws of descent and distribution, pursuant to beneficiary designation procedures approved by the Committee, or pursuant to a qualified domestic relations order.  Notwithstanding the foregoing, the Participant may transfer the Option, without payment or consideration from the transferee, (a) to any one or more of the Participant’s spouse or issue, (b) to one or more trusts established solely for the benefit of the Participant’s spouse or issue or (c) to one or more partnerships in which the only partners are the Participant’s spouse or issue.  For purpose of this provision, the term “spouse” shall include a former spouse who receives a transfer pursuant to a qualified domestic relations order, and the term issue shall include stepchildren, step-grandchildren and adopted children.  No such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company.  Any such permitted transferee shall be subject to all of the terms and conditions applicable to the person transferring the Option including the terms and conditions set forth in the Plan and this Agreement.  Any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option other than in accordance with this Section 9 shall be null and void.

10.

No Stockholder Rights Before Exercise.  No person shall have any of the rights of a stockholder of the Company with respect to any share of Common Stock subject to the Option unless and until the share of Common Stock actually is issued to him/her upon valid exercise of the Option and such person becomes a stockholder of record with respect to such shares of Common Stock.

11.	Adjustment. The Option is subject to adjustment, without the consent of the Participant, pursuant to Section 5.7 of the Plan.
12.

Interpretation of this Agreement.  All decisions and interpretations made by the Committee (or, as applicable, the Board) with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Participant.  If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

13.

Discontinuance of Employment.  This Agreement shall not give the Participant a right to continued employment with the Company or any parent or subsidiary of the Company, and the Company or any such parent or subsidiary employing the Participant may terminate his/her employment at any time and otherwise deal with the Participant without regard to the effect it may have upon him/her under this Agreement.

14.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Participant.
15.

Choice of Law; Jurisdiction.  This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict of law principles), provided that Sections 16, 17, 20, 22 and 23 shall be construed and interpreted under the laws of the State of Illinois (without regard to its conflicts of law principles).  All disputes under this Agreement shall be heard in the federal and state courts located in Peoria, Illinois.

16.

Restrictions on Solicitation of Company Employee(s). Participant understands and acknowledges that the Company and its Subsidiaries have expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company and any Subsidiary.

(a)  Solicitation of Company Employee(s) During Participant’s Employment. Unless otherwise prohibited by applicable law, in return for this Option grant and by virtue of Participant’s ongoing duty of loyalty to the Company, the Participant – while Participant remains employed by the Company – shall not, directly, indirectly, or through the direction or control of others, solicit, hire, recruit, attempt to hire or recruit, encourage, or induce any employee(s) of the Company or any Subsidiary to terminate their employment with the Company or any Subsidiary (collectively, “Solicitation of Company Employee(s) During Participant’s Employment”), unless Participant’s Solicitation of Company Employee(s) during Participant’s Employment is in the best interest of the Company and prior consent for the Solicitation of Company Employee(s) During Participant’s Employment has been received from an authorized officer of the Company.

(b)  Solicitation of Company Employee(s) Following Participant’s Employment.  Unless otherwise prohibited by applicable law, in return for this Option grant, the Participant – during the twelve (12) month period that immediately follows the Participant’s termination of employment with the Company, regardless of the reason for termination and whether it is initiated by the Participant, the Company or otherwise – shall not, directly, indirectly, or through the direction or control of others, solicit, hire, recruit, attempt to hire or recruit, encourage, or induce any employee(s) of the Company or any Subsidiary whom Participant supervised or with whom Participant directly worked (regardless of whether such individuals worked in the same location) during the last two (2) years of Participant’s employment by the Company and/or with respect to whom Participant received confidential employment or background information during the last two (2) years of Participant’s employment by the Company to terminate their employment with the Company or any Subsidiary (collectively, “Solicitation of Company Employee(s) Following Participant’s Employment”), unless Participant’s Solicitation of Company Employee(s) Following Participant’s Employment is in the best interest of the Company and prior consent for the Solicitation of Company Employee(s) Following Participant’s Employment has been received from an authorized officer of the Company. Participant's obligations under this Section 16(b) shall not apply to soliciting any individual(s) formerly employed by or who otherwise provided services to the Company or any Subsidiary whose employment was terminated or whose services were disengaged by the Company or any Subsidiary; or to any individual(s) who voluntarily terminated their employment with or ceased providing services to the Company or any Subsidiary at least six (6) months prior to any solicitation by Participant.

(c)  Violation(s) of Section 16.  If Participant has received or been entitled to payment of cash, delivery of shares of Common Stock, or a combination thereof pursuant to this Option grant within six (6) months before the Participant’s termination of employment with the Company or any Subsidiary, the Committee, in its sole discretion, may require Participant to return or forfeit the cash and/or shares of Common Stock received with respect to the Option (or its economic value as of the date of the exercise of Option) in the event of a violation of this Section 16. The Committee’s right to require forfeiture must be exercised within ninety (90) days after discovery of such an occurrence but in no event later than fifteen (15) months after Participant’s termination of employment with the Company or any Subsidiary.

17.

Restrictions on Solicitation of Company Customer(s).  Participant understands and acknowledges that because of Participant’s experience with, training by, and relationship to the Employer or any Subsidiary, Participant will have access to and learn about the Company and any Subsidiary's Confidential Information (defined below), including its or their customer information. It is understood and agreed by Participant that all business relationships and goodwill now existing with respect to the prospects and customers of the Company or any Subsidiary, whether or not created by Participant, and all such relationships and goodwill which may hereafter be created or enhanced during Participant’s employment by the Company or any Subsidiary, at all times shall be considered by the parties as near permanent relationships belonging to the Company and any Subsidiary, and that the loss of any such business relationship or goodwill will cause significant and irreparable harm to the Company or any Subsidiary. Accordingly, Participant agrees to the restrictions on solicitation of Company Customer(s) (as defined below) as outlined below in this Section 17.

(a)  Solicitation of Company Customer(s) During Participant’s Employment.  Unless otherwise prohibited by applicable law, in return for this Option grant and by virtue of Participant’s ongoing duty of loyalty to the Company,  the Participant – while Participant remains employed by the Company – shall not, directly or indirectly, solicit or otherwise induce any person or entity engaged in a business relationship with Company, including, but not limited to, any policyholder, or any reinsurer, producer, broker, or other third party business partner of the Company (collectively, “Company Customer(s)”) to: (a) discontinue or diminish its or their relationship with the Company and/or any Subsidiary ; (b) conduct with any person or entity other than the Company or any Subsidiary any business that such Company Customer(s) conducts or could conduct with the Company and/or any Subsidiary; or (c) otherwise interfere with or disrupt, or in any manner attempt to interfere with or disrupt, any of the Company's and/or any Subsidiary relationships with Company Customer(s) (collectively, “Solicitation of Company Customer(s) During Participant’s Employment”).

(b)  Solicitation of Company Customer(s) Following Participant’s Employment.  Unless otherwise prohibited by applicable law, in return for this Option grant, the Participant – during the twelve (12) month period that immediately follows the Participant’s termination of employment with the Company, regardless of the reason for termination and whether it is initiated by the Participant, the Company or otherwise – shall not, as proprietor, partner, joint venturer, stockholder, director, officer, trustee, principal, agent, member, consultant, servant, employee, or in any other capacity whatsoever, directly or indirectly, solicit or otherwise induce any Company Customer(s) to: (a) discontinue or diminish its or their relationship with the Company and/or any Subsidiary; (b) conduct with any person or entity other than the Company or any Subsidiary any business that such Company Customer(s) conducts or could conduct with the Company and/or any Subsidiary; or (c) otherwise interfere with or disrupt, or in any manner attempt to interfere with or disrupt, any of the Company's and/or any Subsidiary’s relationships with Company Customer(s) (collectively, “Solicitation of Company Customer(s) Following Participant’s Employment”); provided, however, Participant’s obligations under this Section 17(b) shall apply only to any Company Customer(s) doing business with the Company and/or any Subsidiary at any time during the last twelve (12) months of the Participant’s employment with the Company (or at any time during the Participant’s employment with the Company, if the length of employment is less than twelve (12) months): and either (i) with which Participant had material personal dealings during the last twelve (12) months of the Participant’s employment with the Company (or at any time during the Participant’s employment with the Company, if the length of employment is less than twelve (12) months); (ii) with which someone under Participant's direct supervision had material personal dealings during the last twelve (12) months of the Participant’s employment with the Company (or at any time during the Participant’s employment with the Company, if the length of employment is less than twelve (12) months); or (iii) about which Participant received Confidential Information, or other information that is not publicly available, by or through their relationship to the Company or any Subsidiary. The Company and any Subsidiary, on the one hand, and Participant, on the other, expressly acknowledge and agree that this Section 17(b) in itself is not intended to, and will not, function as a covenant against competition.

(c)Notwithstanding anything herein to the contrary, the foregoing obligations under Section 17(b) shall not apply to Participant to the extent Participation’s Solicitation of Company Customer(s) Following Participant’s Employment occurs while Participant lives or primarily works within the State of California.  In such instance, unless otherwise prohibited by applicable law, in return for the Restricted Stock Unit Award, the Participant – following the Participant’s termination of employment with the Company, regardless of the reason for termination and whether it is initiated by the Participant, the Company or otherwise – shall not, as proprietor, partner, joint venturer, stockholder, director, officer, trustee, principal, agent, member, consultant, servant, employee, or in any other capacity whatsoever, directly or indirectly, (i) unlawfully interfere with ongoing or prospective business relationships of the Company and any Company Customer(s), or (ii)  unlawfully utilize or disclose the Company’s trade secrets or other Confidential Information in the Solicitation of Company Customer(s) Following Participant’s Employment.

(d)  Violation(s) of Section 17.  If Participant has received or been entitled to payment of cash, delivery of shares of Common Stock, or a combination thereof pursuant to this Option grant within six (6) months before the Participant’s termination of employment with the Company or any Subsidiary, the Committee, in its sole discretion, may require Participant to return or forfeit the cash and/or shares of Common Stock received with respect to the Option (or its economic value as of the date of the exercise of Option) in the event of a violation of this Section 17. The Committee’s right to require forfeiture must be exercised within ninety (90) days after discovery of such an occurrence but in no event later than fifteen (15) months after Participant’s termination of employment with the Company or any Subsidiary.

18.	Change in Control. In the event of a Change in Control, the Committee shall take one of the actions described in Sections 18(a) or (b).

(a)  Substitution.  If the Change in Control is a merger, consolidation or statutory share exchange, the Committee may make appropriate provision for the replacement of the Option by the substitution of an option to purchase stock of the corporation surviving any merger or consolidation with substantially similar terms and conditions (or, if appropriate, an option to purchase stock of the parent corporation of the Company or such surviving corporation), provided such option preserves the full economic value of the Option (to the extent permitted under Code Section 409A, or, if applicable, the stock rights exemption from Code Section 409A) and provides for full vesting of the option in the event Participant experiences a Qualifying Termination; provided that  if the Company continues to be a publicly traded corporation immediately after a Change in Control, the Committee may provide for the Option to continue in effect in accordance with its terms, in which case the Option shall become fully vested in the event Participant experiences a Qualifying Termination.

(b)  Acceleration of Vesting and Payment of Awards.  At least ten days before the occurrence of the Change in Control, the Committee may declare, and provide written notice to Participant of the declaration that the Option, whether or not then exercisable, shall be cancelled at the time of, or immediately before the occurrence of, the Change in Control in exchange for payment to Participant, within ten (10) days after the Change in Control of cash equal to,  for each share of Common Stock covered by the canceled Option, the amount, if any, by which the Fair Market Value per share of Common Stock exceeds the purchase price per share of Common Stock covered by the Option.  Alternatively, at least ten days before the occurrence of the Change in Control, the Committee may cause the Option to become immediately become exercisable in full and Participant shall have the right, during the period preceding the time of cancellation of the Option, to exercise the Option as to all or any part of the shares of Common Stock covered thereby in whole or in part.  In the event the Committee takes the actions contemplated by the preceding sentence, to the extent the Option shall not have been exercised before the Change in Control, the Option shall be cancelled at the time of, or immediately before, the Change in Control.

19.

Amendment.  Subject to the terms of the Plan, the Committee may amend the terms and conditions of this Agreement.  Amendments to the Agreement may be unilaterally made by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially impair the rights of Participant and not required as a matter of law.

20.	Confidential Information.

(a)Restrictions on Use/Disclosure of Confidential Information.  Pursuant to this Agreement, the Company’s Confidential Information Protection Policy, the Company’s Code of Conduct, and any additional confidentiality policy and/or agreement governing Participant’s use/disclosure of confidential information, the Participant understands and acknowledges that during the course of employment by the Company, Participant will have access to and learn about confidential, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to the Company and any Subsidiary, and the foregoing’s businesses and existing and prospective customers, suppliers, and other associated third parties ("Confidential Information"). The parties specifically recognize that the Company’s Confidential Information includes, without limitation: (i) business/financial information (preliminary financial results that have not been made available to the public, investment information; financial data, budgets, and projections; the terms and conditions of contracts and the existence of other actual or potential relationships between the Company and other persons or entities); (ii) strategies and plans (strategic plans; marketing plans and data; business development plans and objectives; and management reports); (iii) personal information (employee information; personally-identifiable information concerning any person – such as address, date of birth, social security number, etc. – that can be used to identify, contact, or locate a person; and medical or health information concerning any person); (iv)  underwriting/claims information (the identity of RLI’s agents, brokers, insureds, or customers; the types of policies or bonds sold through a particular agency or producer; claims, loss history, reserves, litigation plans and similar or related information; policy forms and other forms or agreements created or used by the Company; underwriting guidelines or requirements, forms, templates, training and support materials; rates, rate manuals, and commissions); and (v) other confidential information (information related to the Company’s cyber security measures, attorney-client privileged information, software code, and any other information that has not been made public by RLI). For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

Participant further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company and any Subsidiary is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Participant will cause irreparable harm to the Company, for which remedies at law will not be adequate, and may also cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, and civil damages.

Participant acknowledges and agrees that Participant, shall not, without the express prior written consent of an authorized officer of the Company, directly or indirectly use, disclose, communicate, publish, copy, or make available any Confidential Information, including any work in which the Participant may have been engaged on behalf of the Company, to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, except as required in the performance of Participant’s authorized employment duties to the Company. At the conclusion of employment with the Company, the Participant is required to return or destroy all Company documents and records in his or her possession or control, including those containing Confidential Information. The Participant further acknowledges that Participant’s obligations to maintain and protect Confidential Information pursuant to this Agreement, the Company’s Confidential Information Protection Policy, the Company’s Code of Conduct, and any additional confidentiality policy and/or agreement governing Participant’s use/disclosure of confidential information, will continue after Participant’s employment termination date. However, unless otherwise prohibited by applicable law, Participant’s nondisclosure obligation shall extend for three (3) years after Participant’s employment termination date as to Confidential Information that does not qualify as a trade secret or is not otherwise protected under applicable law; trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret.

(b)Exceptions to Confidentiality Obligations.  Notwithstanding, the foregoing, nothing in this Agreement shall prohibit or restrict Participant from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Participant from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law ; or (v) discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, retaliation, or any other conduct that Participant has reason to believe is unlawful. Additionally, as provided by the Federal Defend Trade Secrets Act, Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; (ii) to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)  Violation(s) of Section 20.  If Participant has received or been entitled to payment of cash, delivery of shares of Common Stock, or a combination thereof pursuant to this Option grant within six (6) months before the Participant’s termination of employment with the Company or any Subsidiary, the Committee, in its sole discretion, may require Participant to return or forfeit the cash and/or shares of Common Stock received with respect to the Option (or its economic value as of the date of the exercise of Option) in the event of a violation of this Section 20. The Committee’s right to require forfeiture must be exercised within ninety (90) days after discovery of such an occurrence but in no event later than fifteen (15) months after Participant’s termination of employment with the Company or any Subsidiary.

21.

Consideration.  Participant acknowledges that the Option provided pursuant to this Agreement is in exchange for the promises made in this Agreement, including the confidentiality and non-solicitation obligations. Participant agrees that the Company has business interests which are legitimately in need of the protections provided for herein.

22.

Specific Performance.  Because of the difficulty of measuring economic losses to the Company as a result of a breach or threatened breach of the covenants set forth in Sections 16, 17 and 20 of this Agreement, and because of the immediate and irreparable damage that would be caused to the Company for which it would have no other adequate remedy, the Company shall be entitled to enforce the foregoing covenants in the event of a breach or threatened breach, by injunctions and restraining orders from any arbitrator or court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company, at law and equity.

23.

Survival; Third Party Beneficiaries. Participant’s obligations under Sections 16, 17, and 20 of this Agreement will continue in effect after the termination of Participant’s employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary. Participant’s obligations under this Agreement will be binding upon Participant’s heirs, executors, assigns, and administrators and will inure to the benefit of each Subsidiary of the Company and their respective subsidiaries, successors, and assigns. Each Subsidiary of the Company that is not a signatory hereto shall be a third-party beneficiary of Employee’s representations and covenants hereunder and shall be entitled to enforce this Agreement as if a party hereto.

24.

Modification.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not be a part of this Agreement. The parties expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce the Agreement as modified.

25.

Advice of Counsel.  Certain statutes and/or other regulations require that Participant be provided with an opportunity to consult with an attorney before signing this Agreement, including the covenants not to solicit in Section 16-17.  Participant acknowledges that they have been given at least fourteen (14) calendar days from the time they receive this Agreement to consider whether to sign this Agreement.

The Participant and the Company have executed this Agreement as of ###TODAY’S DATE AND TIME OF ACCEPTANCE###.

RLI Corp.

By____________________________________

Name____________________________________

Title____________________________________

I, ###PARTICIPANT_NAME###, by clicking on the “Accept” button below do hereby electronically accept the Stock Option Award (“Award”) as of today’s date and agree to the terms and conditions set forth in the Stock Option Agreement included above.